Exhibit 99.1

Contact:	Robert B. Nolen, Jr.
President and Chief
Executive Officer
(205) 221-4111
PINNACLE BANCSHARES ANNOUNCES RESULTS FOR FIRST QUARTER
     Jasper, Alabama (May 10, 2007) — Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle’s first quarter results of operations.
     For the three months ended March 31, 2007, net income was $247,000, compared with net income of $292,000 for the three months ended March 31, 2006. Net interest income after the provision for loan losses for the three months ended March 31, 2007, was $1,501,000, compared with $1,511,000 in the same period last year.
     Basic and diluted earnings per share for the three months ended March 31, 2007 were each $0.17 per share, compared to $0.19 each for the same period last year.
     Mr. Nolen attributed the decreases in net income and net interest income to a flat-to-inverted yield curve and a competitive deposit rate environment which continued to exert pressure on Pinnacle Bank’s net interest margin in the first quarter.
     For the three months ended March 31, 2007, the Company’s interest revenue was $3,515,000, compared to $3,126,000 for the three months ended March 31, 2006, an increase of 12%. However, for the three months ended March 31, 2007, the Company’s interest expense on deposits and borrowed funds was $1,939,000, compared to $1,480,000 for the three months ended March 31, 2006, an increase of 31%. As a result, the Company’s net interest margin was 2.92% for the three months ended March 31, 2007, compared to 3.20% for the three months ended March 31, 2006. Mr. Nolen reaffirmed his belief that if interest rates continue to increase, the net interest margin will continue to decline.
     Mr. Nolen noted that at March 31, 2007, net loans were $118,867,000, compared to $103,014,000 at March 31, 2006, an increase of 15%. The loan portfolio continues to shift away from permanent residential mortgages which represented approximately 24% and 28% of the loan portfolio at March 31, 2007 and 2006, respectively. Also, the Company’s exposure to losses from subprime loans is very low.
     At March 31, 2007, total stockholders’ equity and book value per share were $19,722,000 and $13.47 per share, respectively, compared to $19,406,000 and $13.00 per share, respectively, at December 31, 2006. Total assets at March 31, 2007, were $243,108,000, compared to total assets at December 31, 2006, of $232,234,000.
     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pinnacle’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.
     Pinnacle Bancshares, Inc.’s wholly owned subsidiary Pinnacle Bank has seven offices located in central and northwest Alabama.

PINNACLE BANCSHARES, INC.
Unaudited Financial Highlights
(In Thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
Net income	$247,000	$292,000
Basic earnings per share	$0.17	$0.19
Diluted earnings per share	$0.17	$0.19

Performance ratios (annualized):
Return on average assets	0.42%	0.52%
Return on average equity	5.07%	6.01%
Interest rate spread	2.70%	3.20%
Net interest margin	2.92%	3.20%
Operating cost to assets	2.61%	2.73%

Weighted average basic shares outstanding	1,464,538	1,541,178
Weighted average diluted shares outstanding	1,470,623	1,569,187
Dividends per share	0.11	0.11
Provision for loan losses	75,000	135,000

	March 31, 2007	December 31, 2006
Total assets	$243,108,000	$232,234,000
Loans receivable, net	$118,867,000	$113,490,000
Deposits	$217,021,000	$206,570,000
Total stockholders’ equity	$19,722,000	$19,406,000
Book value per share	$13.47	$13.00
Stockholders’ equity to assets ratio	8.11%	8.36%

Asset quality ratios:
Nonperforming loans as a percent of total loans	0.41%	0.37%
Nonperforming assets as a percent of total assets	0.30%	0.27%
Allowance for loan losses as a percent of total loans	1.22%	1.20%
Allowance for loan losses as a percent of nonperforming loans	299.59%	329.05%

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